Exhibit 99.2

inContact Announces Siemens Enterprise Communications Worldwide Distribution Relationship and Equity Investment

Company to Host Conference Call at 4:30 pm ET Today

SALT LAKE CITY (June 15, 2011) – inContact (NASDAQ: SAAS), the leading provider of on-demand call center software and call center agent optimization tools, today announced that it has entered into a worldwide distribution agreement with global unified communications leader, Siemens Enterprise Communications. In addition, an affiliate of Siemens Enterprise Communications has made a strategic investment in the company.

Under the new commercial agreement, Siemens Enterprise Communications will be the exclusive master distributor for the inContact cloud contact center software portfolio in Europe, the Middle East, and Africa and will deliver the solutions under the Siemens Enterprise Communications “OpenScape Cloud Contact Center” brand name. Siemens Enterprise Communications will also resell the inContact portfolio in the U.S., Asia Pacific and Latin America. inContact will establish the cloud infrastructure in Europe required to support this new agreement and will enable and train the Siemens Enterprise Communications team to independently sell, implement and support its global cloud contact center customers. According to the agreement, Siemens Enterprise Communications is committed to pay a minimum of $15 million of net software revenue to inContact over a 2-year timeframe, with $5 million committed in 2012 and $10 million committed in 2013.

Said Mariann McDonagh, Chief Marketing Officer for inContact, “We are pleased to be selected by Siemens Enterprise Communications to power its global cloud contact center offering, as it underscores inContact’s leadership in the growing cloud contact market. With more than 3,000 sales and support personnel as well as 3,000 channel partners around the world, the Siemens Enterprise Communications team is uniquely positioned to help inContact drive significant growth in the next several years. We look forward to working with Siemens Enterprise Communications over the next several months to train their front and back office personnel for their market launch later this year.”

Siemens Enterprise Communications, a joint venture of Siemens AG and the Gores Group, is a premier provider of end-to-end enterprise unified communications, including voice, network infrastructure and security solutions and supporting services. With a presence in more than 100 countries, Siemens Enterprise Communications provides comprehensive communication and collaboration solutions for organizations of all sizes. Siemens Enterprise Communications currently holds number one market positions in Europe, Latin America and India, and the company’s telecommunication solutions are used by 75% of the Global 500. Siemens Enterprise Communications has more than a million enterprise customers in virtually every industry sector.

“After a lengthy due diligence process, we were pleased to select inContact to power our cloud contact center offering,” said Chris Hummel, Chief Marketing Officer and President of North American operations for Siemens Enterprise Communications. “We believe that our recently announced OpenScape Cloud Solutions, combined with the inContact cloud contact center platform, will provide a market-leading and powerful unified communications and contact center for our joint customers and partners around the world.”

An affiliate of Siemens Enterprise Communications made an investment of nearly $24 million in restricted common stock of inContact at a price of $3.32 per share.1

“This equity investment will provide inContact with the strong balance sheet and financial capability required to continue to grow our cloud business and further strengthen our market leading position,” said Paul Jarman, inContact CEO. “Furthermore, this renewed financial strength will enable us to extend our network and platform capability to effectively support enterprise customers and partners around the world.”

Siemens Enterprise Communications CEO, Hamid Akhavan, software and telecommunications veteran and the former COO at Deutsche Telekom Group, will join the inContact Board of Directors.

Concludes Jarman, “This highly strategic relationship with Siemens Enterprise Communications marks the beginning of a new era of accelerated global growth and visibility for inContact. We have never been in a better position, both financially and technologically, to capitalize on the massive opportunity before us and we continue to actively develop additional potential partnerships that will expand our presence across the globe.”

Conference Call Information

inContact will host a conference call to discuss these developments later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-in Number: 1-800-894-5910

International Dial-in Number: +1-785-424-1052

Conference ID#: 7INCONTACT

[1]

The common stock of inContact sold in the transaction has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or the solicitation of any offer to purchase any securities of inContact.

About inContact

inContact (NASDAQ: SAAS) helps call centers around the globe create profitable customer experiences through its powerful portfolio of cloud-based call center software solutions. The company’s services and solutions enable call centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements. (For the complete statement, please click here.)

Media Contact: Heather Hurst Communications Director 801-320-3591 heather.hurst@inContact.com	Investor Contact: Neal Feagans Feagans Consulting 303-449-1184

inContact® is the registered trademark of inContact, Inc. All other marks are the property of their respective owners.